PROSPECTUS SUPPLEMENT NO. 8	Filed Pursuant to Rule 424(b)(8)
(to prospectus dated April 17, 2023)	Registration No. 333-269610

Primary Offering of

16,710,785 Shares of Common Stock Issuable Upon Exercise of Warrants

Secondary Offering of

36,629,724 Shares of Common Stock

2,235,279 Shares of Series A Preferred Stock

NUBURU, INC.

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated April 17, 2023 (as supplemented from time to time, the “Prospectus”), with the information contained in the Current Report on Form 8-K, filed by Nuburu, Inc. (the “Company”) with the Securities and Exchange Commission (“SEC”) on November 7, 2023 (the “Form 8-K”), other than any information which was furnished and not filed with the SEC. Accordingly, we have attached the Form 8-K to this prospectus supplement. The Prospectus relates to the issuance of up to 16,710,785 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), issuable upon the exercise of warrants, consisting of up to 16,710,785 warrants (the “Public Warrants”), each of which is exercisable at a price of $11.50 per share, originally issued as part of units in the Company’s initial public offering (the “Public Warrant Shares”), and the registration for resale of (i) up to 36,629,724 shares of Common Stock (including up to (a) 30,298,320 shares held by certain former stockholders of Nuburu Subsidiary, Inc. (formerly known as Nuburu, Inc.) (“Legacy Nuburu”), including the Company’s officers and directors (the “Business Combination Shares”), (b) 515,394 shares underlying restricted stock units issued to an officer of the Company (the “Equity Award Shares”), (c) 950,000 shares held by Tailwind Sponsor LLC (the “Sponsor”) and 200,000 shares held by the Sponsor’s permitted transferees (collectively, the “Private Shares”), (d) 195,452 shares issued in a private placement to a certain Selling Securityholder (the “Private Placement Common Shares”), and (e) 4,470,558 shares issuable to certain Selling Securityholders upon the conversion of shares of the Company’s Series A preferred stock, par value $0.0001 per share (“Preferred Stock”) (the “Underlying Common Shares”)) and (ii) up to 2,235,279 shares of Preferred Stock.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock is traded on the NYSE American under the symbol “BURU.” Our Public Warrants are traded on the NYSE American under the symbol “BURU WS.” On November 6, 2023, the last quoted sale price for our Common Stock as reported on the NYSE American was $0.254 per share and the last reported sale price of our Public Warrants was $0.020 per warrant. We have not listed, nor do we intend to list, our Preferred Stock on any securities exchange or nationally recognized trading system.

We are a “smaller reporting company” and an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in the section titled “Risk Factors” beginning on page 9 of the Prospectus, as well as any updates to such risk factors included in any supplements and amendments thereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 7, 2023

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 01, 2023

Nuburu, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39489	85-1288435
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7442 S Tucson Way Suite 130
Centennial, Colorado		80112
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (720) 767-1400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	BURU	NYSE American LLC
Redeemable warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50	BURU WS	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Chief Executive Officer

On November 1, 2023, Nuburu, Inc. (the “Company”) appointed Brian Knaley as the Company’s new Chief Executive Officer. Mr. Knaley, who had served as the Company’s Chief Financial Officer since February 2022, has over 25 years of experience in finance and operations. Prior to joining NUBURU, Mr. Knaley served as the chief financial officer of CEA Industries Inc. (NASDAQ: CEAD), a provider of controlled environmental solutions, and as chief financial officer of Proximo Medical LLC, a start-up specializing in the commercialization of medical devices. He also served as senior vice president and interim chief financial officer of ViewRay (NASDAQ:VRAY), a global manufacturer of MRI-guided radiation therapy systems. Mr. Knaley holds a BA in Accounting from Thomas More College and is a licensed CPA in the State of Ohio. Mr. Knaley has also joined the Board of Directors of the Company. In connection with his appointment as Chief Executive Officer, Mr. Knaley will receive an annual base salary of $410,000 and 500,000 stock options that will vest over a four-year period, with 25% vesting on the first anniversary of the grant date and the remaining amount of the award vesting in equal monthly installments thereafter.

There is no arrangement or understanding between Mr. Knaley and any other person pursuant to which he was appointed as a director of the Company. Additionally, there is no transaction between Mr. Knaley and the Company that would require disclosure under Item 404(a) of Regulation S-K.

Separation of Existing Chief Executive Officer

Mr. Knaley is replacing Mark Zediker who separated from service with the Company effective as of November 1, 2023. In connection with his separation, the Company and Dr. Zediker have entered into a Confidential Separation and Release Agreement, which provides for a cash severance payment of $200,000 and COBRA benefits for Dr. Zediker. The foregoing description of the Severance Agreement with Dr. Zediker is qualified in its entirety by reference to the full and complete text of such agreement, which will be filed as required.

Item 7.01 Regulation FD Disclosure.

On November 1, 2023, the Company issued a press release entitled “NUBURU Appoints Brian Knaley as new CEO,” which is attached hereto as Exhibit 99.1.

The information furnished in this Item 7.01 and Exhibit 99.1 of this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
99.1	Press Release, dated November 1, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nuburu, Inc.

Date:	November 7, 2023	By:	/s/ Brian Knaley
		Name: Title:	Brian Knaley Chief Executive Officer

Exhibit 99.1

NUBURU Appoints Brian Knaley as new CEO

CENTENNIAL, Colo., Nov. 1, 2023 -- NUBURU, Inc. (“NUBURU” or the “Company”) (NYSE American: BURU), a leading innovator in high-power and high-brightness industrial blue laser technology, today announced the appointment of Brian Knaley as the Company’s new Chief Executive Officer, replacing Dr. Mark Zediker, who has left the Company to pursue other opportunities. Mr. Knaley has also joined NUBURU’s Board of Directors upon assuming the role.

Mr. Knaley, who had served as the Company’s Chief Financial Officer since February 2022, has over 25 years of experience in finance and operations. Prior to joining NUBURU, Mr. Knaley served as the chief financial officer of CEA Industries Inc. (NASDAQ: CEAD), a provider of controlled environmental solutions, and as chief financial officer of Proximo Medical LLC, a start-up specializing in the commercialization of medical devices. He also served as senior vice president and interim chief financial officer of ViewRay (NASDAQ:VRAY), a global manufacturer of MRI-guided radiation therapy systems. Mr. Knaley holds a BA in Accounting from Thomas More College and is a licensed CPA in the State of Ohio.

“NUBURU’s Board is focused on transforming the Company to support the commercialization of our technology. As such, we are pleased to appoint Brian as the Company’s new Chief Executive Officer. He is an accomplished and respected leader with profound expertise in scaling and operating public companies. We are confident he is the right person to lead NUBURU’s next phase of growth,” said Ron Nicol, Executive Chairman, NUBURU. “I look forward to working with Brian in his new role as CEO, as well as the rest of the Board and NUBURU leadership, to lead the Company into a successful future. I also want to thank Mark for his tireless work in setting the foundation for NUBURU.”

Brian Knaley, newly appointed Chief Executive Officer of NUBURU, commented: “I am honored and excited for the opportunity to lead NUBURU’s next phase of growth, working with the Board, Ron and my management team to deliver sustainable value and results as a public company. We have a great foundation in our cutting-edge blue laser technology and along with the excellent NUBURU team we will execute on the vast commercial opportunities ahead of us.”

About NUBURU

Founded in 2015, NUBURU, Inc. (NYSEAM: BURU) is a developer and manufacturer of industrial blue lasers that leverage fundamental physics and their high-brightness, high-power design to produce faster, higher quality welds and parts than current lasers can provide in laser welding and additive manufacturing of copper, gold, aluminum and other industrially important metals. NUBURU’s industrial blue lasers produce minimal to defect-free welds that are up to eight times faster than the traditional approaches — all with the flexibility inherent to laser processing. For more information, please visit www.nuburu.net.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including relating to its partnership with GE Additive. All statements other than statements of historical fact contained in this press release may be forward-looking statements. Some of these forward-looking statements can be

Exhibit 99.1

identified by the use of forward-looking words, including “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “plan,” “seek,” “targets,” “projects,” “could,” “would,” “continue,” “forecast” or the negatives of these terms or variations of them or similar expressions. All forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. All forward-looking statements are based upon estimates, forecasts and assumptions that, while considered reasonable by NUBURU and its management, are inherently uncertain and many factors may cause the company’s actual results to differ materially from current expectations which include, but are not limited to: (1) the ability to continue to meet the security exchange’s listing standards; (2) failure to achieve expectations regarding its product development and pipeline; (3) the inability to access sufficient capital to operate as anticipated, whether from Lincoln Park Capital Fund, LLC or other sources; (4) the inability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of the company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (5) changes in applicable laws or regulations; (6) the possibility that NUBURU may be adversely affected by other economic, business and/or competitive factors; (7) volatility in the financial system and markets caused by geopolitical and economic factors; (8) failing to realize benefits from the partnership with GE Additive; and (9) other risks and uncertainties set forth in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in NUBURU’s most recent periodic report on Form 10-K or Form 10-Q and other documents filed with the Securities and Exchange Commission from time to time. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. NUBURU does not give any assurance that it will achieve its expected results. NUBURU assumes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by applicable law.

Contact:

Investor Relations:
Cody Slach & Ralf Esper
Gateway Group, Inc.

BURU@gateway-grp.com
(949) 574-3860

Media Relations:
Zach Kadletz & Anna Rutter

Gateway Group, Inc.

BURU@gateway-grp.com
(949) 574-3860